Exhibit 10.32
AMENDMENT NO. 6
TO THE
BEARINGPOINT, INC. 401(k) PLAN
          WHEREAS, BearingPoint, Inc. (the “Corporation”) sponsors and maintains the BearingPoint, Inc. 401(k) Plan (the “Plan”); and
          WHEREAS, pursuant to its authority under Section 16.1 of the Plan, the Corporation is amending the Plan to reflect provisions of the final Treasury regulations under Internal Revenue Code sections 401(k) and 401(m), and to make certain other clarifying changes to the Plan.
          NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2006, except as otherwise provided herein.
          1. The second sentence of Section 6.1(b), Distribution of Excess Salary Reduction Contributions, is amended to read as follows (revisions are underlined):
    The amount of any income or loss allocable to such excess deferrals, including income or loss attributable to the gap period (as defined in Regulations), shall be determined pursuant to applicable Regulations.
          2. Section 9.1(b), Hardship Withdrawals, is amended to read as follows (revisions are underlined):
    (b) Hardship Withdrawals. A Participant who is an Employee may withdraw as of any Valuation Date all or a portion of the balance of his Salary Reduction Account only if the Participant has incurred a financial hardship. For purposes of this Section, a distribution is made on account of a hardship only if the distribution is both made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy the need. The determination of the existence of financial hardship and the amount required to be distributed to satisfy the need created by the hardship will be made by the Committee or the Committee’s delegate in a uniform and nondiscriminatory manner according to the following rules:
    (1) A financial hardship shall be deemed to exist if the Participant certifies to the Committee or the Committee’s delegate that the financial need is on account of:
    (A) expenses for (or necessary to obtain) medical care that would be deductible under section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);
    (B) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

    (C) payment of tuition, room and board expenses, and related educational fees for up to the next 12 months of post-secondary education for the Participant, the Participant’s spouse, the Participant’s children, or any dependents of the Participant (as defined in section 152 of the Code, and, for taxable years beginning on or after January 1, 2005, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) of the Code);
    (D) payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence;
    (E) payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code, and, for taxable years beginning on or after January 1, 2005, without regard to section 152(d)(1)(B) of the Code), effective for Hardship Withdrawals made on or after January 1, 2007;
    (F) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income), effective for Hardship Withdrawals made on or after January 1, 2007; or
    (G) any other event or circumstance which is deemed an immediate and heavy financial hardship by the Commissioner of Internal Revenue.
    (2) A distribution shall be treated as necessary to satisfy an immediate and heavy financial need of a Participant only to the extent the amount of the distribution is not in excess of the amount required to satisfy the financial need. For this purpose, the amount required to satisfy the financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.
    (3) A distribution is deemed necessary to satisfy an immediate and heavy financial need of the Participant if (i) the Participant has obtained all other currently available distributions (including distribution of ESOP dividends under section 404(k) of the Code, but not hardship distributions) and nontaxable (at the time of the loan) loans, under the Plan and all other plans maintained by the Employer, and (ii) the Participant is prohibited, as described below, from making elective contributions and employee contributions to the Plan and all other plans maintained by the Employer for at least six (6) months after receipt of the hardship distribution.
    (4) The Participant’s elective deferrals and contributions under this Plan, and employee contributions under all other plans maintained by the Employer will be suspended for six (6) months after receipt of the hardship withdrawal. Other plans maintained by the Employer means all qualified and nonqualified plans of deferred compensation maintained by the Employer, including a cash or deferred arrangement that is part of a cafeteria plan within the meaning of section 125 of the Code, and stock option, stock purchase, or similar plans maintained by the Employer, however, it does not include the mandatory employee contribution portion of a defined benefit plan or a health or welfare benefit plan (including one that is part of a cafeteria plan).
    (5) Notwithstanding anything to the contrary, earnings credited to a Participant’s Salary Reduction Account attributable to periods after 1988 shall not be available for withdrawal pursuant to this subsection. Furthermore, the amount available for withdrawal pursuant to this subsection shall be reduced by the amount of any loan outstanding made pursuant to Section 9.2, and no withdrawal pursuant to this subsection shall be permitted to the extent that such withdrawal would cause the aggregate amount of such loan outstanding to exceed the limits described in Section 9.2.
    (6) Notwithstanding anything herein to the contrary, hardship distributions may be made for a need arising from Hurricane Katrina, to a Participant (i) whose principal residence on August 29, 2005, was located in one of the counties or parishes in Louisiana, Mississippi or Alabama that were designated as disaster areas eligible for “Individual Assistance” by the Federal Emergency Management Agency because of the devastation caused by Hurricane Katrina, (ii) whose place of employment was located in one of these counties or parishes on such date, or (iii) whose lineal ascendant or descendant, dependent or spouse had a principal residence or place of employment in one of these counties or parishes on such date. The Committee or the Committee’s delegate may rely upon representations from the Participant as to the need for and amount of a hardship distribution, unless the Committee or its delegate has actual knowledge to the contrary, and such distribution is treated as a hardship distribution for all purposes under the Code and Regulations. The foregoing applies to any hardship of the Participant, not just the types enumerated above, and the post-distribution contribution restriction in (4) above will not apply. The hardship distributions must be made on or after August 29, 2005, and no later than March 31, 2006. The foregoing will be implemented in accordance with IRS Announcement 2005-70.

          3. A new second sentence is added to Section 10.4, Leased Employees, as follows:
    Notwithstanding the foregoing, an Employee’s change in status from an Employee to a “leased employee” is not a severance from employment that would permit a distribution of the Participant’s Account.
          4. The last sentence of Section 10.5(c), under Reemployment of Veterans, is amended to read as follows (revisions are underlined):
    The Plan shall not take into account the make up deferrals or make up matching contributions for purposes of the nondiscrimination rules of Section 6.3 of the Plan (relating to sections 401(k)(3) and 401(m) of the Code for any Plan Year.
          IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Corporation by the undersigned duly authorized member of the Corporation.

BEARINGPOINT, INC.
Date: 12/27/2006	By:	/s/ Sean Huurman
Its: Managing Director, Global Human Resource & 401K Committee Chair

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